Exhibit 99.1

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RadNet, Inc.

Third Quarter 2022 Financial Results Conference Call

November 9, 2022

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C O R P O R A T E    P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Howard Berger, MD, President and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Company

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. Third Quarter 2022 Financial Results Conference Call.

Today's call is being recorded.

At this time, I'd like to turn the call over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's third quarter 2022 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, include RadNet's Annual Report on Form 10-K for the year ended December 31, 2021. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our third quarter 2022 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call.

I would like to say, on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe.

During the third quarter, revenue from imaging centers reporting unit increased 5.2%, aggregate procedural volume increased 5.7, and same store, same center procedural volumes increased 3.9%. This performance would have been substantially better, but for staffing shortages that prevented us from both utilizing the capacity we have in our facilities and expanding hours to service the growing demand we are experiencing. We believe the strong demand for imaging services is being driven by increasing efforts from payors to direct procedural volumes outside hospitals into ambulatory freestanding imaging centers.

During the quarter, we were forced to utilize expensive temporary labor and absorb extraordinary amounts of overtime charges, which impacted our EBITDA, profitability, and operating margins. Although we anticipated increased salaries, benefits, and wages in our initial guidance, the labor market has been more challenging than we originally projected.

More recently, we are seeing signs of improvement in the labor market. In the last couple of months, we have been more effective at filling open positions. In September, our number of open positions peaked at 850, representing almost 10% of the entire workforce. The latest support I have received in November is that our open positions have fallen to 262 positions. Additionally, the COVID-19 impact on our work force, which previously hurt our ability to staff our centers appropriately, has substantially abated.

Furthermore, we believe staffing shortages will continue to improve as we are noting that many large companies, including the likes of Amazon, Walmart, Twitter, Meta, just to name a few, and certain large hospital systems have recently announced staffing reductions.

The demand for our services is strong and growing, we are experiencing increasing patient volumes in virtually all of our regional markets. October was the strongest revenue month we have experienced all year, and the start to November appears to be equally robust. As a result, we are anticipating improved fourth quarter performance, which we believe will continue as we move into 2023.

We are focused on executing key company wide initiatives. I'm going to briefly review some of these initiatives before I turn the call back over to Mark.

First, as we have discussed throughout the year, we have been in development of 15 de novo facilities spanning almost all of our markets. Three of these facilities are now open and another eight facilities should be producing revenue by the end of the second quarter of next year. While de novo facilities have not been a big part of our historical growth strategy, many of the facilities we are developing are in markets where we have backlogs, capacity constraints, or where our current network coverage lacks access for certain patient populations.

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Another one of our significant initiatives is expansion through Hospital and Health System joint ventures. In the past, we have stated that we see a path forward towards holding as much as 50% of our imaging centers in these partnerships. With two recent JV expansions, which I will discuss shortly, we now have 119 of our facilities, within health system partnerships, are roughly 33% of our entire network of centers.

Most hospitals have been challenged by the loss of patient volumes to outpatient freestanding facilities who offer significantly lower pricing along with better and more convenient patient experience. Many of these health systems recognize that creating a partnership with an outpatient operator like RadNet, gives them an opportunity to participate in recapturing revenue that they have otherwise already lost or will likely lose in the future.

Recently, we announced that our joint venture with RWJBarnabas Health New Jersey Imaging Network acquired the outpatient radiology assets of Montclair Radiology. For more than 75 years, Montclair radiology has been a leading provider of diagnostic imaging in northern New Jersey. Montclair Radiology owns and operates six multimodality centers and performs over 200,000 procedures per year. We are projecting that this acquisition will add over $40 million of revenue on an annual basis to NJ IN and bring the total number of centers in this joint venture to 30 facilities.

In addition, we completed an expansion of our Arizona diagnostic radiology joint venture with Dignity Health. In conjunction with the expansion, Dignity Health contributed three hospital-affiliated outpatient imaging centers into the existing outpatient partnership with RadNet. These locations include one multimodality center and two women's imaging facilities. In addition to these newly contributed locations by year end 2022, the joint venture will open a 30,000 square foot facility called Park Central in proximity to downtown Phoenix. With this expansion, we now have a platform of 11 centers in the Phoenix area and look forward to executing on future opportunities to expand our capacity and footprint.

I am particularly pleased to announce that we have initiated a pilot of our new enhanced breast cancer detection, EBCD service, in Delaware. The offering works in concert with a patient's annual breast screening regimen. For an additional fee, patients can elect to enroll in a suite of premium mammography related services, including the use of detailed Saige-Dx AI, personalized lifetime risk assessment, and additional AI-driven review for certain exams and access to a dedicated 1-800 support line.

Saige-Dx analyzes each mammogram in detail and if suspicious findings are present, the AI identifies the lesion in the exam for the radiologist and categorizes the level of suspicion. Many of our radiologists who have been using Saige-Dx AI indicate that AI has improved their accuracy in detecting breast cancers. Accord (phon), the name we have given to an additional AI driven review for suspicious findings, is designed to be an effective quality assurance tool unparalleled in our industry.

I believe that the innovative EBCD program is one of the most important endeavors the Company has pursued for our patients. Currently, we perform over 1.4 million screening mammograms annually, and we anticipate expanding this program to all RadNet markets during the first half of next year. I invite you to read more about EBCD at www.myebcdmammo.com.

We recently announced the acquisition of a controlling interest in Heart & Lung Health, a London-based teleradiology network focused on lung cancer screening. With a network of over 70 expert cardiothoracic radiologists, HLH has established itself as the leading provider of lung cancer screening services in the U.K. through the U.K. national health services targeted Lung Health Check program, which mandates the combined use of AI and expert radiologist interpretation for widespread population health lung cancer screening.

Under this program, patients aged 55 to 74 who have ever smoked are being screened through low dose CT for lung cancer and related diseases. In September 2022, the success of this program pilot originally launched in England paved the way for the UK National Screening Committee to recommend that population-based targeted screening of lung cancer be introduced for high-risk patients across all of the nations of the UK

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HLH utilizes software for RadNet’s AI subsidiary Aidence, and it is anticipated that the program could drive over 1 million lung scans in England alone on an annual basis when the program becomes fully implemented, which is targeted by the end of 2026. This is Radnet’s first example of combining specialty teleradiology interpretation services with artificial intelligence algorithms to enable a comprehensive cancer screening program.

We believe these types of screening programs combining specialty radiology interpretation with AI represent the future of widespread population health screening for a variety of cancers and other chronic diseases.

Lastly, with respect to our growth initiatives, we believe the opportunities for continuing consolidation could accelerate as a result of reimbursement pressures, challenged labor markets, and rising interest rates. Low financial leverage, less expensive cost of capital, and greater liquidity places us in a favorable position to complete accretive acquisitions which may arise.

Our cash balance at the end of the third quarter was over $95 million, and we are undrawn upon our $195 million revolving credit facility. Our DSOs are at a record low of 37 days, and we are producing a substantial amount of free cash flow.

In most instances, our scale and operating expertise provide us unique synergy and cost saving opportunities resulting from local market consolidation. While we are committed to growing and expanding our business through all of the growth initiatives I have reviewed this morning, we will also continue to follow a methodical and disciplined approach to managing our financial leverage.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2022 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I'm now going to briefly review our third quarter 2022 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. I will also provide an update to 2022 financial guidance levels, which were released in conjunction with our 2021 year end results in March, and which we amended in May and August upon releasing our first and second quarter financial results.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the disposal of equipment, either income or loss, loss on debt extinguishment, and noncash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for noncash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc, common shareholders is included in our earnings release.

With that said, I'd now like to review our third quarter 2022 results.

For the third quarter of 2022, RadNet reported revenue from its imaging center’s reporting segment of $349.1 million and Adjusted EBITDA of $50.2 million. As compared with last year's third quarter, revenue increased $17 million, or 5.1%, and Adjusted EBITDA decreased $4.7 million, or 8.5%. This comparison excludes a one-time benefit for the forgiveness of deferred federal payroll taxes in the third quarter of 2021.

Including our AI reporting segment, revenue was $350 million in the third quarter of 2022, an increase of 5.2%, from $332.7 million in last year's third quarter. Including the losses of the AI reporting segment, Adjusted EBITDA was $45.8 million in the third quarter of 2022 and $54.6 million in the third quarter of 2021.

In the third quarter of 2022, RadNet reported net income of $668,000 as compared with $16.2 million for the third quarter of 2021. Diluted net income per share for the third quarter of 2022 was $0.01 per share, compared with diluted net income per share $0.30 in the third quarter of 2021, based upon a weighted average number of diluted shares outstanding of 57.8 million shares in 2022 and 53.8 million shares in 2021.

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There were a number of unusual, or one-time, items impacting the third quarter including the following: $11.2 million dollars of noncash gained from interest rate swaps, net of amortization of the accumulation of the changes in fair value out of other comprehensive income; $8.1 million change in estimate related to refund liability; $195,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $959,000 expense related to leases of our de novo facilities under construction that have yet to open their operations; and $7.8 million of pre-tax losses related to our AI reporting segment.

Adjusting for these items, adjusted earnings from the imaging centers reporting segment was $5.3 million and diluted adjusted earnings per share was $0.09 during the third quarter of 2022.

Also affecting net income in the third quarter of 2022 were certain noncash expenses and unusual items including the following: $3.3 million of noncash employee stock compensation expense, resulting from the vesting of certain options and restricted stock; $247,000 gain on the disposal of certain capital equipment; $959,000 of non-operational rent expense associated with unopened de novo locations; and $648,000 of noncash amortization deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the third quarter of 2022, as compared with the prior year’s third quarter, MRI volume increased 10.8%, CT volume increased 9.6%, and PET CT volume increased 11.5%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography and all other exams, increased 5.7% over the prior year’s third quarter.

On a same center basis, including only those centers which were part of RadNet for both the third quarters of 2022 and 2021, MRI volume increased 9.2%, CT volume increased 6%, and PET CT volume increased 9.5%. Overall, same center volume, taking into account all routine imaging exams, increased 3.9% over the prior year same quarter.

In the third quarter of 2022, we performed 2,311,448 total procedures. The procedures were consistent with our multi-modality approach whereby 75.4% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2022 were as follows: 348,912 MRIs as compared with 314,870 MRIs in the third quarter of 2021; 207,554 CTs as compared with 189,444 CTs in third quarter of 2021; 12,932 PET CTs as compared with 11,600 PET CTs in the third quarter of 2021; and 1,742,050 routine imaging exams as compared with 1,670,042 of all these exams in the third quarter of 2021.

Overall GAAP interest expense for the third quarter of 2022 was $12.4 million. This compares with GAAP interest expense in the third quarter of 2021 of $12 million. Cash paid for interest during the quarter which excludes noncash deferred financing expense, accrued interest, and payments to swap counterparties was $10.6 million.

With regards to our balance sheet, as of September 30, 2022, unadjusted for bond and term loan discounts, we had $662.9 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network debt of $42 million for which RadNet is neither a borrower nor guarantor. As of September 30, 2022, we were undrawn on our $195 million revolving line of credit and had a cash balance of $95 million. At September 30 2022, our accounts receivable balance was $172.5 million, an increase of $37.4 million from Year End 2021.

Our days sales outstanding, or DSL, was 37 days at September 30, 2022. The lowest level in our company's history. Through September 30, 2022, we had total capital expenditures, net of asset dispositions, of $92 million. This excludes $3.6 million of capital expenditures at our New Jersey imaging network joint venture.

At this time, I'd like to update and revise our 2022 financial guidance levels, which we released in conjunction with our fourth quarter and Year End 2021 results and amended after reporting our first and second quarter 2022 financial results.

For revenue from imaging centers, our guidance is unchanged at $1.360 billion to $1.410 billion. For Adjusted EBITDA, we revised our guidance range $203 million to $208 million. For capital expenditures, we increased our guidance ranges to $100 million to $105 million. For cash interest expense, we increased our range to $35 million to $40 million. For free cash flow generation, we decreased our guidance range to $60 million to $70 million.

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We're adjusting our guidance levels to reflect the challenges that an extremely difficult labor market had on our third quarter results, which Dr. Berger highlighted in his prepared remarks, and to reflect the anticipated performance for the remainder of 2022.

We are executing on a multitude of growth and cost savings initiatives that makes us very optimistic and excited about how we are positioned for the upcoming fourth quarter of ’22 and the full year of 2023.

I'll now take a few minutes to give you an update on 2023 reimbursement and discuss what we know with regard to 2023 anticipated Medicare rates.

As a reminder, Medicare represents 22.3% of our business mix. With respect to Medicare reimbursement, in July, we received a matrix of proposed rates by CPT code which is typically part of the Physician Fee Schedule proposal that is released about that time every year. We completed an initial analysis at the time and compared those rates to 2022 rates. We volume weighted our analysis using expected 2023 procedure volumes.

As you may recall, two years ago, CMS moved forward with increased reimbursement for evaluation and management CPT codes, which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for E&M codes to physicians who regularly bill for these codes. As a result, radiology and most other specialties experienced cuts in reimbursement during 2021 and 2022, cuts meant to be phased in over a several year period.

The cuts we faced in 2022 were substantially mitigated by a 3% increase to the conversion factor from legislation that was passed at the end of last year as part of the Protecting Medicare and American Farmers from Sequester Cuts Act.

In this year's proposed rule governing 2023 reimbursement, Medicare appeared to effectively propose phasing in the remainder of the E&M code related cut avoided last year. The cut proposed for 2023 results from a decrease in the conversion factor in the Medicare fee schedule by about 4.4%, along with certain minor changes to the RVUs, or relative value in units, of certain radiology CPT codes. The majority share of this proposed cut came from the expiration of the one-year 3% increase to the conversion factor during 2022, provided by the Congressional legislation last year.

Our initial analysis of the proposed rule in July was that—on RadNet’s roughly $1.4 billion in revenue, that we would face in approximately $8 million to $10 million revenue hit in 2023 from our Medicare business.

A few weeks ago, CMS released its final rule, which was essentially in line with its proposal from July, where they proposed a 4.5% decrease to the Medicare conversion factor. Because the decrease in the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from various medical specialties aggressively opposing the cut, including radiology’s two main lobbying forces the Association for Quality Imaging, or AQI, and the American College of Radiology, ACR.

Furthermore, many believe that the Protecting Medicare and American Farmers from Sequester Cuts Act increase will be extended from 2022 through 2023, mitigating the majority of the conversion factor decline as currently scheduled. We would expect for this to happen towards the end of this year like it did last year.

In fact, in September, U.S. representatives Ami Bera, Democrat from California, and Larry Bucshon, a Republican from Indiana, introduced bipartisan legislation similar to the bill introduced by them last year, which was successful in substantially mitigating a similar proposed cut to the 2022 Medicare conversion factor.

The supporting Medicare Providers Act of 2022, Bera and Bucshon’s new bill, would ensure payments to Medicare providers are kept stable and extend certain increases in payments for physician services under the Medicare program through 2023.

At this time, our policy experts and lobbyists believe there is a very high probability that the cuts scheduled to go into effect next year will be fully or partially mitigated by congressional action with this bill in December.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

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Howard Berger

Thank you, Mark.

Despite some of the challenges in the overall operating and economic environment that we discussed earlier on today's call, I am very enthusiastic about the coming quarters and next year for RadNet. As the largest, most sophisticated, and best capitalized operator in our industry, we are well positioned, regardless of what the greater economic or industry specific conditions are like. RadNet is indispensable to the healthcare delivery system and our regional markets.

Our scale and breadth of capabilities, as well as our relationships with referring physicians, patients, health systems, and capitated partners create a significant advantage over our other competitors. These advantages position us to capitalize on opportunities that could arise. Specifically, in difficult times weaker imaging operators become eager and attractive acquisition candidates and long-term value creating consolidation can be aggressively pursued.

In the coming quarters, we will continue to execute on the multitude of initiatives that I discussed in my earlier remarks. These include opening the de novo centers we have in development, expanding our hospital and health system joint venture businesses, rolling out our enhanced breast cancer detection offering to all RadNet markets, accelerating the commercialization of our AI portfolio, and opportunistically pursuing accretive acquisitions in our core imaging center business. These initiatives should drive our growth and efficiency and position us for a very strong 2023.

In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet, and we look forward to updating you further in the coming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you.

We'll take our first question from Brian Tanquilut with Jefferies.

Brian Tanquilut

Hi. Good morning, guys. Mark, I'll start with you. As I think about the Q3 results, the revenue line was actually pretty decent, despite some of the challenges of the quarter. But as I think about the cost lines, how lasting, or how sticky are these challenges on the cost side? I know inflation is obviously an issue and it sounds like you're getting gaining some traction on the recruitment front. But just curious to your thoughts and the lasting effects of these headwinds.

Mark Stolper

Sure. Yes, clearly, we were impacted by labor challenges, which is similar to what we're seeing in almost every industry, particularly in healthcare. It impacted, Brian, there both on our revenue side as well as the cost side because we had staffing issues where we had to pay substantially—our overtime was substantially higher than normal, we used temporary service. In other cases, we couldn't staff rooms, and so we had to cancel appointments, reschedule appointments if we could, and so we lost both revenue and our costs were higher during the quarter.

We have seen some recent improvement that gives us significant amount of confidence moving into the fourth quarter and into the next year on the staffing side. As we said in our prepared remarks, our open positions peaked in September at about 850 open positions. As of yesterday, the report that came out of HR is that our open positions are down to about 262 employees. We're doing a lot better on the talent acquisition front.

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I think, one, we've refined some of the systems, we've added more recruiters. I think, in general, the market has gotten a little bit more favorable for companies looking to hire. We have noted that there were some hospitals and health systems in our markets that started doing layoffs. Kaiser made some layoffs here in California, Adventist Health also announced some layoffs.

I think we are capitalizing on a labor market that is certainly stabilized, and what we're seeing is improving going into the fourth quarter. We also have seen that impact not only our costs as we move into the fourth quarter, but our revenue. We had the strongest revenue in October—the strongest month all year in October, and we're seeing very similar per day revenue as we've moved early on here in November, which gives us tremendous confidence that November is also going to be a strong month.

We have a lot of reason to be optimistic, and not to mention all of the initiatives that Dr. Berger went through on in his prepared remarks about what should drive incremental revenue and profitability as we move into 2023.

Howard Berger

(Multiple speakers). Hi, Brian. Yes, let me just amplify on that a little bit. I think that the increased labor costs, once we fully staff up, are here to stay, and we're building that in anticipation of our 2023 performance. But there are other things that we can do and have been doing here throughout 2022 to help reduce the dependency that we have on our technological capabilities.

There are investments that we're making in equipment that will improve throughput into our centers that will help drive revenue without any further increasing our costs, as well as other initiatives we're taking in contracting with some payors, as well as expansion that we think will add substantially to our performance, not only in 2023, but also here in 2022's fourth quarter.

We're anticipating, I think, is where you were going, Brian, that higher labor costs are going to be here to stay not just for RadNet and healthcare, but throughout other industries, and the Company is making the appropriate adjustments to ultimately maintain and hopefully grow our margins.

Brian Tanquilut

Howard or Mark, I'll follow up on that—you alluded to heading into 2023. Maybe qualitatively, any moving pieces that we should be thinking about as we think about ’23. Then just maybe some views on your ability to drive positive EBITDA growth next year.

Howard Berger

Yes, Brian, I think there are initiatives, I think I outlined many of them, but we are working on expanding almost every one of the hospital partner relationships that we have to either add more facilities or improve the actual performance.

I think that we will drive revenue substantially with the 15 new centers that we're developing, the majority of which will be operational by the—at the end of the first half of this year. Our average center generates about $4 million or so of revenue. So, 15 new centers ultimately will drive the—we hope about $60 million of new revenue, some of which we've already started experiencing, but only recently in the latter part of the second quarter and into the third quarter so far this year.

I think we should pay particular attention to the new initiatives, that I outlined also, that come in the form of artificial intelligence. We're very excited about our enhanced breast cancer detection program, which we think will have an enormous impact on improving the detection of cancer earlier and better outcomes for our patients and will be the standard by which screening mammography in breast cancer will be performed. I think that that will contribute significantly the next year. As I mentioned, we do 1.4 million screening mammograms a year and that number will be growing.

In addition, some of the benefits that we'll get by the increasing labor positions that we're filling in are—well, not labor positions but the staffing positions that we're filling, should decrease our cost of overtime, as well as reducing and hopefully substantially eliminate the temporary staffing agency. I think we're looking at a significant opportunity to improve our margins next year that will come both from revenue as well as better control of costs. But higher wages are here to stay, that's for sure.

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Brian Tanquilut

Mark, shifting gears, or for Howard, EBCD. It sounds like a really interesting program. Anything you can share with us in terms of greater detail on how it works and what you see the opportunity there being?

Howard Berger

Sure, Brian. The pilot program that we rolled out last week in Delaware is meeting with very enthusiastic reception by our patients. We are using a lot of collateral, both in terms of our website and handouts that we give patients, to educate them as to what the value of the service will be. We're charging $59 for this, which we believe is a very attractive price point. So far, in our centers, we're having between 30% and 40% of the patients enrolled for this new service.

We expect those numbers to increase significantly, and we're further buoyed by a report that came out of the United Kingdom, the British Journal of Radiology, which indicated in the survey they did of women, 88% of them were attracted and encouraged by the use of artificial intelligence for breast imaging.

We believe this is a substantial opportunity, not only for RadNet, but really the industry as a whole, to get a better handle on managing breast cancer, which one out of every eight women will suffer from at some time in their life, and there are these technological tools to be more accurate and earlier in cancer detection. It could have far reaching implications for RadNet, and its partners in the radiology imaging industry as a whole.

Brian Tanquilut

Appreciate that. Howard, last question for me, if I may. There's a lot of discussion about Alzheimer's drugs coming up for approval here. Obviously, imaging will be a key part of that discussion. Just curious how you're thinking about that opportunity and how you're preparing for that potential tailwind if it gets approved?

Howard Berger

Well, we've already been doing a fair number of these studies as part of our research relationships. We think these are good tools. I think as they get adopted through reimbursement, I think it can have a substantial impact on our revenue. But it's one of many initiatives that we have for evaluating new procedures that will help better define treatment pathways.

Another one we're working on is PMSA for prostate cancer metastasis of which we do more than any other imaging operator in the country, and which has gained an enormous amount of acceptance. If this is adopted, which we all believe it will, all of these patients will need regular MRs to determine both the extent of the potential Alzheimer disease initially, as well as the effectiveness of treatment given that there are some side effects of these drugs that need to be carefully monitored.

I do believe, particularly with the strategy that RadNet offers of being in densely populated markets, that could be a future large driver of business for us and we stand ready to do that, as I said—I repeat, we've been doing many already as a part of these drug research programs.

Brian Tanquilut

Awesome. Thank you.

Howard Berger

Thank you, Brian.

Mark Stolper

Thanks, Brian.

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Operator

We'll take our next question from Mitra Ramgopal with Sidoti & Company.

Mitra Ramgopal

Yes. Good morning. Thanks for taking the questions. Howard, just curious, your thoughts as we head into a likely recession next year. How resilient is the business, especially on the volume side as its structured today in the markets you're in?

Howard Berger

Hi, Mitra. Well, generally speaking, healthcare has been relatively insulated from recessionary factors. In fact, some people say during a recession people need more health care, because they don't take care of themselves as well as they might in better times. But besides that, as I’ve talked about in my prepared remarks, there is already what we are seeing is a substantial effort on the part of payors to drive more of the outpatient businesses away from hospitals, and we expect that to continue.

I think both because of aging population, increasing population, and screening tools that are uniquely done in outpatient facilities, more so than in hospitals, and better pricing, all point to a rather optimistic approach for our volumes in 2023. I think that a lot of these efforts to move the business away from hospitals have finally taken root here as payors become more aggressive about doing this.

As you've seen, almost all the payors as well as other new entrants into healthcare, delivery of primary health care, like Walgreens and CVS, even Walmart, will be involved in bringing healthcare more to where people live and where they may shop and spend more time, and we expect to be a part of that program. We'll probably have more information on that in our next close call for the fourth quarter.

I don't think volume for us, Mitra, is a concern. I think handling that volume and improving our margins and keeping our costs controlled after the experience that we had in 2022, and from which we have learned an awful lot about how to even better manage the operations, will be of substantial benefit for us in 2023.

Mitra Ramgopal

Okay. Thanks for that. On the expansion in Arizona, if I remember, it was off to a slower start than you might have anticipated, but it would appear based on the expansion that you're pretty comfortable with that market and the growth opportunities there now?

Howard Berger

Definitely. We hope to have some more announcements about further efforts to expand our reach in not only the Phoenix area, but in other relationships that we have with the Dignity Health System inside of Arizona and in other markets also. We certainly have benefited already from establishing a strong relationship with the Dignity Health System, which while it took longer than we wanted, will be one of our major joint venture partners here for the future.

Mitra Ramgopal

Okay. Thanks. If you can help us in terms of as you look at the growth opportunities, how you prioritize them, whether it's a JV, M&A, de novo, investments in AI. Any sense in terms of the importance of those opportunities for you?

Howard Berger

Well, I think they're all very good opportunities for us. Perhaps where I might want you to focus on or at least keep your eye on is that the recent announcement that we made into acquiring a majority position for the U.K.-based Heart & Lung Health program could be a template for future expansion on the teleradiology side.

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One of the ways that radiology in particular is going to need to change is further recognition of the fact that the labor shortage that we talked about is not only with the non-professional side of our industry, but also on the professional side of it. There are too few radiologists in fellowship programs that are coming out into the marketplace than jobs currently being offered, and the increasing demand for these services are going to necessitate changes in the way that the delivery of the professional component is delivered.

I think for RadNet in particular, this represents a great opportunity for us to not only with the current state that we've made in teleradiology but get deeper into specialty teleradiology reading networks, which will enhance our opportunity to combine this with artificial intelligence and create superior outcomes. But also, in general, address some of the shortages that we and everybody else is experiencing by taking our large base of radiologists and creating our own teleradiology initiatives here.

I don't know if I could put any of the things that I've mentioned in my prepared remarks as a greater priority. They're all priorities, and they're all incredibly exciting opportunities for us to pursue.

RadNet is in the process of not being just the outpatient imaging center, but really leading radiology even further into the future by using technology to drive opportunities, both on the revenue side and on the controlling on the expense side. I'm sure we're going to have more to talk about this as we get deeper into 2023.

Mitra Ramgopal

Okay. Thanks. Finally, just following up on that a little, looking, I think—looking ahead, I think you mentioned, the higher costs are here to stay on the labor front. We're just wondering if that might give you some pause as you look to expand your de novo strategy and even adding more imaging centers at this point?

Howard Berger

I don't think it'll slow us down from doing that because the demand is there, and as I mentioned in our de novo remarks—in my remarks about the de novo centers, a lot of these are to really increase capacity for demand that we already have. I think part of the experience and challenges that we have with our labor costs are things that we're talking to the payors and others about the need for better reimbursement. While that's always been an effort on the part of the Company to improve reimbursement, I think that is even a greater opportunity for us to have these conversations.

As I mentioned, we're just an incredibly essential part of healthcare delivery in all of our markets, and it's incumbent upon everybody that needs our services to understand that these kinds of increased costs has to be borne by the payors as well as others to keep RadNet—be the contributor it is and the importance that it is. Everybody has to take that into consideration.

We have very receptive groups out there. Although these don't culminate in overnight, we're having very good success along those lines in terms of trying to offset and keep our margins higher by improve reimbursement from all of our payor contracts.

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Mitra Ramgopal

Okay. Thanks again for taking the questions.

Howard Berger

Thank you, Mitra. Take care.

Mark Stolper

Thanks, Mitra.

Operator

With no additional questions in queue, I'd like to turn the call back over to our speakers for any additional or closing remarks.

Howard Berger

Okay. Thank you, Operator.

I would like again to take this opportunity thank all of our shareholders for their continued support, and the employers of RadNet—and employees of RadNet, and the employers for that matter, for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to speaking with you on our next call.

Operator

That will conclude today's call. We appreciate your participation.

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